EXHIBIT 10.1

Laboratory Corporation of America Holdings
Senior Executive Transition Policy


     This Senior Executive Transition Policy ("the Policy") is adopted to state in a single document the policy of Laboratory Corporation of America Holdings ("LabCorp") regarding Awards made under Stock Incentive Plans to a Senior Executive if the Senior Executive thereafter voluntarily terminates employment with LabCorp before reaching age 65. For purposes of this Policy, the term "Senior Executive" means a duly appointed President/CEO or Executive Vice President of LabCorp. The term "Stock Incentive Plan" means the Laboratory Corporation of America Holdings 1994 Stock Option Plan, the Laboratory Corporation of America Holdings 2000 Stock Option Plan, and any plan of a like kind that may be adopted hereafter. The term "Award" means an Award as defined in a Stock Incentive Plan.

1. This Policy applies only to Eligible Senior Executives. An "Eligible Senior Executive" is a Senior Executive who has satisfied the requirements of Paragraph 2 of this Policy (relating to a Confidentiality/Non-Compete Letter), who held office as the President/CEO or an Executive Vice President of LabCorp on or after April 1, 2004, and who at the time of his or her voluntary termination has served as a Senior Executive of LabCorp for at least five years and has been credited with at least ten "Years of Service" as defined in the Laboratory Corporation of America Employees' Retirement Savings Plan.

2. A Senior Executive satisfies the requirement of this Paragraph 2 of the Policy if he or she executes a Confidentiality/Non-
Compete Letter substantially in the form attached as Exhibit A within 30 days of the later of the adoption of this Policy or his or her appointment as a Senior Executive, and if he or she executes such amended forms of such a letter as may reasonably be required by the Board of Directors from time to time.

3. If an Eligible Senior Executive resigns from office and terminates employment with LabCorp and its affiliates before reaching age 65, and the Compensation Committee finds that the Eligible Senior Executive's transition satisfies the transition requirements described in Paragraph 4 of this Policy, then LabCorp, acting through the Compensation Committee of the Board of Directors, will take all steps necessary and proper to cause all Unexpired Awards to continue to be eligible for vesting and to continue to be or become exercisable, payable, or eligible for the termination of restrictions (as the case may be) following termination of employment on the same terms and conditions as if the Eligible Senior Executive had remained employed by LabCorp during the original exercise period (or, in the case of an Eligible Senior Executive who dies following resignation from office and termination of employment, as if the Eligible Senior Executive had remained so employed through the date of death). An "Unexpired Award" means an Award granted to the Eligible Senior Executive that had not expired and, in the case of an Award that is an option, had not been exercised; in the case of an Award that consists of restricted stock, had not yet become free of restrictions; or, in the case of any other Award, had not become payable as of the date of his or her termination of employment with LabCorp.

4. The transition requirements referred to in Paragraph 3 of this Plan are as follows:

(a) the Eligible Senior Executive's announcement of a decision or intention to terminate before age 65 ("Announcement"), and his or her subsequent public statements regarding his or her decision or intention to terminate employment, are each made at a time and in a manner reasonably calculated to minimize any adverse effect the Announcement and/or any such statement might have on the shareholders of LabCorp;

(b) the Eligible Senior Executive's Announcement, his or her announced termination date, and (if different) his or her actual termination date, whether considered individually or in conjunction with the dates of the Announcement, the scheduled termination dates, and/or the actual termination dates of any other Senior Executives, do not occur within a period of time that the Compensation Committee finds unreasonably short;

(c) following his or her Announcement, the Eligible Senior Executive cooperates to the full satisfaction of the Compensation Committee in the Board of Directors' development of a plan (the "Transition Plan") for the transition of his or her duties to others, including his or her successor; and the Eligible Senior Executive executes his or her duties under the Transition Plan to the full satisfaction of the Compensation Committee. A Senior Executive's duties under a Transition Plan may include (without limitation) taking all steps assigned to him or her by the Board in connection with the search for and/or selection of a successor, and active cooperation in training a successor and fully familiarizing the successor with sources of relevant information necessary to carrying out the successor's duties.

5. This Policy may be modified, terminated, or amended at any time by the Compensation Committee, provided, however, that no modification, termination, or amendment of the Policy adopted after a Senior Executive has made an Announcement will apply to such Senior Executive without his or her written consent.


EXHIBIT A


 [NAME]
President OR Executive Vice President
Laboratory Corporation of America Holdings
430 S. Spring Street, First Floor
Burlington, NC 27215

Dear ________________:

This letter is intended to memorialize your agreement, as the _________________________ of Laboratory Corporation of America Holdings ("the Company"), to certain duties of confidentiality, non-competition, and similar matters during your employment, and following your termination of employment, with the Company and any of its affiliates (collectively, "LabCorp"). If you sign and return this letter on or before _________ __, 2004, you will satisfy the requirement of Section 2 of the Senior Executive Transition Policy for being an "Eligible Senior Executive" as defined in that Policy.

Defined Terms. For purposes of this letter, "Laboratory Testing" refers to the collection for testing and/or testing of specimens from human beings for the purposes of diagnosis, treatment, or care of disease or illness; monitoring or providing data for the analysis of a regimen of treatment, a therapy, or a diagnostic or therapeutic procedure; and/or detection or analysis of the presence or absence of factors, chemicals or compounds. "Clinical Trial" refers to assembling, validating, or analyzing data relating to the safety or effectiveness of a drug or medical device.

Receipt of Confidential Information. You acknowledge that in the course of your employment with LabCorp, you have developed and will develop an extensive knowledge of LabCorp's business, including but not limited to business strategies, cost information, marketing information, product and service information, new products and services under development, and plans for the expansion of product and service lines (including, without limitation, plans for the acquisition or licensing of intellectual property relating to Laboratory Testing). In addition, you acknowledge that in your employment you have access to information regarding LabCorp's business plans, sales methods, and customers on a corporate-wide basis in every market in which LabCorp conducts business. The knowledge and information referred to above will be referred to as "Confidential Information."

Competition. You and the Company agree that LabCorp will suffer significant and irreparable injury, for which damages at law would not be a measurable or adequate remedy, if you become employed by any corporation or entity that competes with LabCorp or if you provide services to any such corporation or entity in any other capacity that would permit you to take advantage of the Confidential Information acquired by you during the course of your employment with LabCorp (including by breaching any of the numbered covenants contained in this paragraph). Accordingly, you agree that during your employment by LabCorp and for a period of two (2) years following your termination of employment, you will not, directly or indirectly:

1. Become employed by or otherwise become interested in (as owner, stockholder, partner, co-venturer, director, officer, employee, agent, consultant, or otherwise) any corporation or entity that is engaged (a) in the business of Laboratory Testing in the United States and/or Canada at a location that is within five (5) miles of any location at which one or more employees of LabCorp is regularly engaged in any aspect of the business of Laboratory Testing (including, without limitation, any regular collection site served by LabCorp); or (b) that is engaged in the business of Clinical Trials in a country in which LabCorp is engaged in the business of Clinical Trials. This paragraph shall not prevent you from holding not more than five (5) percent of the outstanding securities of any class of any publicly traded company, other than a company primarily engaged in Laboratory Testing.

2. Solicit sales or business from any corporation or entity that was a customer of LabCorp within the one-year time period preceding your termination of employment provided, however, that the solicitation of sales of products or services not offered by LabCorp at the time of such solicitation shall not be deemed a violation of this provision.

3. Employ or retain, or arrange to have any other person or entity employ or retain, any person who shall have been employed or retained by LabCorp as a director or officer at any time during the one-year time period preceding the termination of your employment.

4. Attempt to influence any director or officer of LabCorp to terminate or modify his or her employment arrangement with LabCorp.

You agree that the foregoing restrictions are necessary for the reasonable and proper protection of the Company; are reasonable in respect to subject matter, length of time, geographic scope, customer scope, and scope of activity to be restrained; and are not unduly harsh and oppressive so as to deprive you of a livelihood or to unduly restrict your opportunity to earn a living after termination of your employment with the Company.

Confidentiality. During the term of your employment with LabCorp and thereafter, except as required by or pursuant to law, you shall not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of LabCorp or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by you of your duties as a Senior Executive of LabCorp, any Confidential Information or Business Information obtained by you while in the employ of LabCorp. The term "Business Information" means any information pertaining to LabCorp's conduct of its Laboratory Testing and/or Clinical Trial business that is not readily and easily available to the public or to those in LabCorp's industry, including, without limitation, LabCorp's prices, pricing methods, costs, profits, profit margins, suppliers, procedures, processes, research and development projects, data, goals, activities, business strategies, marketing techniques, the identities or addresses of LabCorp's employees, the functions of LabCorp's employees, and any customer-related information.

Property. During the term of this Agreement, you shall not make, copy, maintain, distribute, divulge the contents of, or remove from LabCorp's offices or premises any documents, records, or similar materials containing Confidential Information or Business Information unless necessary or appropriate in accordance with your duties and responsibilities as [President OR Executive Vice President]. Upon termination of your employment with LabCorp, you shall leave with or immediately return to LabCorp all originals and copies of the foregoing LabCorp property then in your possession, whether prepared by you or by others.

Duty of Loyalty/Nondisparagement. During the term of your employment and for a period of five years following your termination of employment, you will not (except as required by or pursuant to law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have (1) a lowered opinion of the Company or any affiliate, including a lowered opinion of any products manufactured, sold, or used by, or any services offered or rendered by the Company or any affiliate; and/or
(2) a lowered opinion of the creditworthiness or business prospects of the Company or any affiliate.

Interpretation and Enforcement. You and the Company agree that this letter will be interpreted and construed under the laws of North Carolina (exclusive of any laws relating to choice of law in the event of conflicts of law and of any principle causing ambiguities to be construed against the drafter), and that the covenants contained in the Competition portion of this letter will be construed and interpreted so as to permit their enforcement to the maximum extent permitted thereunder (including, to the extent necessary, by treating each provision of this letter as severable and separately enforceable, and/or by reforming any such separate provisions to the minimum extent necessary to permit enforcement of such covenants to the fullest extent permitted). You consent to the exclusive jurisdiction of the courts of North Carolina over any action or proceeding relating to the validity and/or construction of this letter, and agree that you will not bring or remove any such action or proceeding other than in or to a court established by the State of North Carolina.

If this Agreement is acceptable to you, please sign and date this letter where indicated below.

                           Laboratory Corporation of America Holdings


                           By:__________________________________

                           Accepted:


                           ______________________________   ___/___/04
                           [NAME OF SENIOR EXECUTIVE]
                           [TITLE]